Exhibit 99.1

Advanced Thermoelectric Solutions
NEWS RELEASE for February 10, 2009 at 6:00 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2008 FOURTH QUARTER, YEAR-END RESULTS

NORTHVILLE, MI (February 10, 2009) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced results for the fourth quarter and year ended December 31, 2008.

Product revenues in 2008 were $63.6 million, level with 2007 product revenues of $63.6 million. Higher sales of the Company’s Climate Control Seat ™ (CCS™) system resulting from new model introductions and higher penetration on certain programs in 2008 were offset by declining overall automotive market volume due to slowing economic activity in North America, higher gas prices and decreasing availability of consumer credit, especially in the fourth quarter.

Gross margin as a percentage of revenue for 2008 was 29.1 percent compared with 33.5 percent for the prior year. The 2008 gross margin was impacted by a steep drop in the fourth quarter gross margin, reflecting higher raw material costs and a change in the mix of products sold during 2008 compared with 2007. The Company continues to focus on reducing costs and as part of that ongoing program it is investing research and development (R&D) resources to offset material and other costs increases.

For 2008, net income was $3.6 million, or $0.16 per basic and diluted share, compared with $7.4 million, or $0.34 per basic and $0.33 per diluted share for 2007. Results in 2007 included a deferred R&D tax benefit of approximately $1.7 million following a study of its R&D activities and related expenses for 1999 through 2006. Excluding the tax benefit, net income for 2007 was $5.7 million, or $0.26 per basic and $0.25 per diluted share.

President and Chief Executive Officer Daniel R. Coker said despite the dramatic downturn in the economy and the automotive market in particular, Amerigon had its share of successes in 2008.

“We continued to increase our market penetration, reported a profit for 2008, including a modest profit in the fourth quarter, expanded the development of our advanced thermoelectric technology and secured a major contract with Sealy Corporation, the largest bedding manufacturer in the world,” Coker said. “That said, the problems that surfaced in the latter half of 2008, including the market’s instability and the lack of available credit to finance the purchase or lease of new vehicles, remain serious challenges going forward. We do, however, expect to continue to increase the market penetration of CCS during 2009 with several new vehicle model introductions.”

Results for 2008 included year-over-year increases in R&D expenses of $1.7 million due to increased research activities associated with the Company’s advanced TE program, the addition of CCS engineering resources to support the large number of new vehicle programs and continued development of new automotive and non-automotive TE-based products.

Revenues for the fourth quarter of 2008 were $12.8 million compared with $16.4 million in the same quarter of 2007. Gross margin as a percentage of revenue for the 2008 fourth quarter was 22.3 percent compared with 35.3 percent in the 2007 fourth quarter. Net income for the 2008 fourth quarter was $291,000, or $0.01 per share, compared with net income in the 2007 fourth quarter of $1.8 million, or $0.08 per share.

The Company’s balance sheet as of December 31, 2008 remained strong with total cash and cash equivalents of $25.3 million, which included the cost of its fourth quarter share repurchases, total assets of $52.6 million, no bank debt and shareholders’ equity of $45.0 million.

During the fourth quarter of 2008, Amerigon repurchased 946,877 shares of common stock for an aggregate purchase price of $3.5 million.

Milestones achieved by Amerigon during 2008 include the launch of a heated and ventilated seat system designed especially for mid- to low-priced vehicle lines; agreement to develop a suite of heated and cooled bedding products with Sealy; the subsidiary BSST’s successful completion of the third phase of its Automotive Waste Heat Recovery Program and the award of a Phase 4 Program by the U.S. Department of Energy (DOE); and BSST’s win of a DOE program in partnership with Ford Motor Company and Visteon to develop a highly-efficient thermoelectric heating and cooling system for automobiles.

Coker added, “Market interest in thermoelectric technology has grown dramatically over the past year as advances in materials promise to increase the efficiency of TE’s. We continue to be focused on demonstrating that there are substantial prospects for the design and development of innovative thermoelectric systems in applications beyond automotive seating, including other automotive applications, stationary temperature management, aerospace and defense, individual comfort, waste heat harvesting and primary power generation.”

Unit shipments of CCS systems for 2008 were 931,000 compared with 939,000 units for the prior year. New vehicles equipped with CCS and launched since the end of 2007 included the Nissan Teana, Nissan Maxima, Jaguar XJ, Jaguar XF, Lincoln MKS, Infiniti FX, Ford F150 Pickup, Chevrolet Suburban, Chevrolet Tahoe, Chevrolet Avalanche, GMC Yukon, GMC Yukon XL, GMC Yukon Denali and the GMC Sierra Pickup. Two programs launched during 2007 had higher revenue in 2008 due to the impact of full year shipments: the Hyundai Genesis and Lexus LX 570. Two vehicles, beginning with the 2008 model year, began to install CCS as a standard feature; previously, CCS was installed on these vehicles at the option of the car buyer.

The trend towards a more balanced distribution of revenue between North American and international customers continued during 2008. Revenue from European and Asian customers in 2008 increased to 49 percent of total revenue, up from 42 percent in 2007, and revenue from North American customers in 2008 was 51 percent of total revenue compared to 58 percent in the prior year period.

The Company expects that net research and development expenses will remain at current levels during 2009 as the Company continues to invest in new automotive and non-automotive applications for its advanced TE technology.

“We believe these investments in R&D will allow us to remain among the world leaders in thermoelectric technology,” Coker said. “We are continuing to build our automotive businesses, but, given the downturn in the world’s automotive industry, now, more than ever, it is important for us to expand and explore new growth opportunities in a variety of global markets. Thanks to our continued development of thermoelectrics, we believe we are very well positioned to do so.”

Guidance

Due to current worldwide economic conditions and the uncertainty in the global automotive market, the Company expects to report a year-over-year decline in product revenues of approximately 50 percent and a net loss for the 2009 first quarter. This uncertainty and the resulting lack of visibility make it virtually impossible for Amerigon to provide meaningful full-year financial guidance for 2009.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fourth quarter and year ended December 31, 2008. The dial-in number for the call is 1-800-762-8779. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2008.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Product revenues	$12,826	$16,390	$63,613	$63,630
Cost of sales	9,970	10,604	45,086	42,302

Gross margin	2,856	5,786	18,527	21,328
Operating expenses:
Research and development	2,185	1,960	9,245	7,545
Research and development reimbursements	(463)	(733)	(2,462)	(2,464)

Net research and development expenses	1,722	1,227	6,783	5,081
Selling, general and administrative	1,026	2,247	7,190	8,542

Total operating expenses	2,748	3,474	13,973	13,623

Operating income	108	2,312	4,554	7,705
Interest income	123	280	837	961
Other income (expense)	(1)	40	111	179

Earnings before income tax	230	2,632	5,502	8,845
Income tax expense (benefit)	(61)	863	1,938	1,470

Net income	$291	$1,769	$3,564	$7,375

Basic earnings per share	$0.01	$0.08	$0.16	$0.34

Diluted earnings per share	$0.01	$0.08	$0.16	$0.33

Weighted average number of shares – basic	21,628	21,817	21,981	21,636

Weighted average number of shares – diluted	21,628	22,755	22,366	22,627

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AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash & cash equivalents	$25,303	$1,170
Short-term investments	—	23,925
Accounts receivable, less allowance of $318 and $542, respectively	8,292	11,672
Inventory	2,641	2,219
Deferred income tax assets	986	3,784
Prepaid expenses and other assets	417	595

Total current assets	37,639	43,365
Property and equipment, net	4,274	3,965
Patent costs, net of accumulated amortization of $298 and $121, respectively	3,156	2,679
Deferred income tax assets	7,334	5,968
Other non-current assets	196	9

Total assets	$52,599	$55,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,872	$8,640
Accrued liabilities	3,096	3,987
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	7,168	12,827
Pension benefit obligation	142	—
Deferred manufacturing agreement – long term portion	250	450

Total liabilities	7,560	13,277
Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,205,492 and 21,917,733 issued and outstanding at December 31, 2008 and 2007, respectively	60,727	63,028
Paid-in capital	22,720	21,766
Accumulated other comprehensive income – foreign currency	97	(16)
Accumulated deficit	(38,505)	(42,069)

Total shareholders’ equity	45,039	42,709

Total liabilities and shareholders’ equity	$52,599	$55,986

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2008	2007
Operating Activities:
Net income	$3,564	$7,375
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,373	654
Deferred income tax expense (benefit)	1,432	1,314
Stock option compensation	1,109	742
Provision for doubtful accounts	(224)	315
Loss on disposal of property and equipment	10	14
Defined benefit plan expense	142	—
Changes in operating assets and liabilities:
Accounts receivable	3,603	(2,658)
Inventory	(421)	2,150
Prepaid expenses and other assets	179	(312)
Accounts payable	(4,767)	3,025
Accrued liabilities	(455)	1,618

Net cash provided by operating activities	5,545	14,237
Investing Activities:
Purchases of short-term investments	(3,100)	(38,862)
Sales and maturities of short-term investments	27,025	27,013
Cash investments in corporate owned life insurance	(191)	—
Purchase of property and equipment	(1,712)	(2,751)
Patent costs	(654)	(1,936)

Net cash provided by (used in) investing activities	21,368	(16,536)
Financing Activities:
Cash used to repurchase common stock	(3,497)	—
Proceeds from sale of common stock, net of cash expenses	604	1,033

Net cash provided by (used in) financing activities	(2,893)	1,033

Foreign currency effect on cash and cash equivalents	113	(4)
Net (decrease) increase in cash and cash equivalents	24,133	(1,270)
Cash and cash equivalents at beginning of period	1,170	2,440

Cash and cash equivalents at end of period	$25,303	$1,170

Supplemental disclosure of cash flow information:
Cash paid for interest	—	—

Cash paid for taxes	188	256

Supplemental disclosure of non-cash transactions:
Common stock issued to employees	437	389

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